UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 10, 2004 (December 6, 2004)

VERILINK CORPORATION

(Exact name of registrant as specified in charter)

Delaware (State of incorporation)	000-28562 (Commission File Number)	94-2857548 (IRS Employer Identification No.)

127 JETPLEX CIRCLE
MADISON, AL 35758-8989
(Address of principal executive offices / Zip Code)

256.327.2001
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act.

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

     ☐ Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

     ☐ Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement

     On December 6, 2004, the Board of Directors of Verilink Corporation (“Verilink”) adopted the Verilink Corporation 2004 New Hire Stock Incentive Plan (the “New Hire Plan”). The New Hire Plan has not been approved by Verilink’s stockholders as the New Hire Plan permits stock incentive awards that do not require stockholder approval under the Nasdaq Marketplace Rules.

     Verilink has reserved 500,000 shares of Verilink common stock for issuance under the New Hire Plan. The terms of the New Hire Plan are similar to Verilink’s 2004 Stock Incentive Plan (which is included as Annex E to the Joint Proxy Statement/Prospectus, dated June 24, 2004, forming a part of Verilink’s Registration Statement on Form S-4 (SEC Registration No. 333-116472)) in all material respects, except that: (i) awards under the New Hire Plan are limited to newly hired employees or as otherwise permitted without stockholder approval under the Nasdaq Marketplace Rules; and (ii) the New Hire Plan does not authorize the grant of incentive stock options. The description of the New Hire Plan contained in this Item 1.01 is qualified in its entirety by reference to the full text of the New Hire Plan, a copy of which is attached hereto as Exhibit 10.1.

     On December 6, 2004, Verilink’s Equity Incentive Sub-Committee of the Compensation Committee granted a non-qualified stock option under the New Hire Plan to Timothy R. Anderson, Verilink’s newly appointed Vice President and Chief Financial Officer, to purchase 200,000 shares of Verilink common stock. This option was granted without stockholder approval as permitted under Nasdaq Marketplace Rule 4350(i)(1)(A)(iv) and has the following terms: exercise price of $3.28 per share; duration of ten years; and vesting over a four-year period at the rate of 25% after one year from the date of hire and 1/48th of the total options granted per month each month thereafter. This option is fully exercisable from the date of grant; however, the shares issuable upon exercise are subject to repurchase until fully vested. A form of Option Award Agreement for grantees under the New Hire Plan is attached hereto as Exhibit 10.2.

Item 9.01	Exhibits

10.1	Verilink Corporation 2004 New Hire Stock Incentive Plan
10.2	Form of Option Award Agreement under the 2004 New Hire Stock Incentive Plan

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VERILINK CORPORATION (Registrant)
Dated: December 10, 2004	By:
C. W. Smith
Vice President and Corporate Controller

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